UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 03, 2023

Arcus Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38419	47-3898435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3928 Point Eden Way
Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 694-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	RCUS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On June 3, 2023 Arcus Biosciences, Inc. (the “Company”) released an updated investor presentation. The investor presentation will be used from time to time in meetings with investors. A copy of the presentation is available on the Company's website.

Item 8.01 Other Events.

On June 3, 2023, the Company issued a press release announcing updated results from an interim analysis of ARC-7, its randomized, 150-patient Phase 2 trial in first-line metastatic PD-L1≥50% non-small cell lung cancer in which the Company is studying domvanalimab in combination with zimberelimab both with and without etrumadenant vs. zimberelimab monotherapy. This interim analysis was conducted at the clinical data cutoff date of February 7, 2023 (the “DCO”).

With a median follow-up time of approximately 18 months, both domvanalimab-containing study arms demonstrated sustained, clinically meaningful improvements in progression free survival (“PFS”) compared to zimberelimab monotherapy, with a 33% reduction in risk of disease progression or death for the doublet and 28% for the triplet.

The efficacy data, including PFS and objective response rate (“ORR”), are summarized in the table below:

Endpoint	zimberelimab (“Z”) monotherapy (n=50)	domvanalimab + zimberelimab (“DZ”) (n=50)	etrumadenant + domvanalimab + zimberelimab (“EDZ”) (n=50)
Progression-free Survival (PFS)
Median in Months (95% CI)	5.4 (2.7, 9.7)	9.3 (4.1, NE)	9.9 (4.8, 14.6)
Hazard Ratio* (95% CI)		0.67 (0.4, 1.13)	0.72 (0.63, 1.8)
Six-month PFS rate (95% CI)	45% (30, 59)	58% (43, 72)	62% (48, 76)
12-month PFS rate (95% CI)	25% (11, 40)	41% (26, 56)	44% (29, 59)
Objective Response Rate (ORR)
ORR+Confirmed + Pending (95% CI)	15 (30%) [17.9%, 44.6%]	20 (40%)++ [26.4%, 54.8%]	22 (44%) [30%, 58.7%]
Complete Response	1 (2%)	1 (2%)	0 (0%)
Partial Response confirmed	14 (28%)	18 (36%)	22 (44%)
Partial Response pending	0 (0%)	1 (2%)	0 (0%)
Stable Disease	16 (32%)	18 (36%)	16 (32%)
Progressive Disease	12 (24%)	4 (8%)	7 (14%)
Not evaluable (NE)	7 (14%)	8 (16%)	5 (10%)

CI=Confidence Interval

*Comparing DZ and EDZ arms to Z monotherapy.

+Per RECIST 1.1

++Across all arms, one participant in the DZ arm had a response pending confirmation, which was confirmed after data cut-off date.

The preliminary duration of response (DoR) analyses favor domvanalimab-containing arms, with median DoR (range, ‘+’: censored) as follows: Z: 13.2mo (+1.4-+19.4); DZ: not reached (2.8-+26.6); and EDZ: 23.7mo (2.6-23.7). As of the DCO, approximately twice as many participants remain in the ongoing study treatment in the domvanalimab-containing arms (DZ: (n=17), EDZ: (n=20)) compared to zimberelimab monotherapy (Z: (n=9)). Consistent ORR and PFS improvements were shown for the domvanalimab-containing arms in a post-hoc analysis of centrally confirmed PD-L1-high patients.

No unexpected safety signals were observed across the three study arms at the time of DCO. The domvanalimab-containing study arms appeared to be generally well tolerated and showed an overall safety profile consistent with the known safety profiles of each individual molecule to date. Incidence of infusion-related reactions was low across all treatment arms: 4%, 4% and 12% for zimberelimab monotherapy and the domvanalimab-doublet and -triplet arms, respectively. The addition of domvanalimab to zimberelimab did not increase the incidence of infusion-related reactions, consistent with the Fc-silent design of domvanalimab.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCUS BIOSCIENCES, INC.

Date:	June 5, 2023	By:	/s/ Terry Rosen, Ph.D.
Terry Rosen, Ph.D. Chief Executive Officer (Principal Executive Officer)